March 2017
Pricing Supplement filed pursuant to Rule 424(b)(2) dated March 31, 2017 / Registration Statement No. 333-198735
STRUCTURED INVESTMENTS Opportunities in U.S. Equities GS Finance Corp.

$6,860,500 Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020

Principal at Risk Securities

The Dual Directional Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your Trigger PLUS on the stated maturity date (April 3, 2020) is based on the performance of the S&P 500® Index as measured from the pricing date (March 31, 2017) to and including the valuation date (March 31, 2020).

At maturity, if the final index value (the index closing value on the valuation date) is greater than the initial index value of 2,362.72, the return on your Trigger PLUS will be positive and equal to the product of the leverage factor of 120% multiplied by the index percent change (the percentage change in the final index value from the initial index value), subject to the maximum payment of $12.50 per Trigger PLUS. If the final index value is equal to or less than the initial index value, but is greater than or equal to the trigger level of 75.00% of the initial index value, you will receive the principal amount of your Trigger PLUS plus the absolute value of the index percentage change (e.g., if the index percentage change is -10%, your return will be +10%). However, if the final index value is less than the trigger level, you will lose a significant portion of your investment.

At maturity, for each $10 principal amount of your Trigger PLUS, you will receive an amount in cash equal to:

•                  if the final index value is greater than the initial index value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 1.20 times (c) index percent change, subject to the maximum payment;

•                  if the final index value is equal to or less than the initial index value, but greater than or equal to the trigger level, the sum of (i) $10 plus (ii) the product of $10 times the absolute value of the index percent change; or

•                  if the final index value is less than the trigger level, the product of (i) $10 times (ii) the quotient of (a) the final index value divided by (b) the initial index value.

The Trigger PLUS are for investors who seek the potential to earn 120% of any positive return of the index, subject to the maximum payment at maturity, who seek a positive return for moderate decreases in the underlying index, are willing to forgo interest payments and are willing to risk losing their entire investment if the final index value is less than the trigger level.

The estimated value of your Trigger PLUS at the time the terms of your Trigger PLUS are set on the pricing date is equal to approximately $9.68 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman, Sachs & Co. would initially buy or sell your Trigger PLUS, if it makes a market in the Trigger PLUS, see the following page. Your investment in the Trigger PLUS involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-11. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	April 5, 2017	Original issue price:	100.00% of the principal amount
Underwriting discount:	3.175% ($217,820.875 in total)*	Net proceeds to the issuer:	96.825% ($6,642,679.125 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.30 for each Trigger PLUS it sells. It has informed us that it intends to internally allocate $0.05 of the selling concession as a structuring fee. Goldman, Sachs & Co. will receive an underwriting discount of $0.0175 for each Trigger PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Pricing Supplement No. 1,257 dated March 31, 2017

The issue price, underwriting discount and net proceeds listed above relate to the Trigger PLUS we sell initially. We may decide to sell additional Trigger PLUS after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in Trigger PLUS will depend in part on the issue price you pay for such Trigger PLUS.

GS Finance Corp. may use this prospectus in the initial sale of the Trigger PLUS. In addition, Goldman, Sachs & Co. or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a Trigger PLUS after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Trigger PLUS

The estimated value of your Trigger PLUS at the time the terms of your Trigger PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.68 per $10 principal amount, which is less than the original issue price. The value of your Trigger PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell Trigger PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your Trigger PLUS at the time of pricing, plus an additional amount (initially equal to $0.32 per $10 principal amount).

Prior to September 28, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Trigger PLUS (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your Trigger PLUS (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through September 27, 2018). On and after September 28, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Trigger PLUS (if it makes a market) will equal approximately the then-current estimated value of your Trigger PLUS determined by reference to such pricing models.

About Your Trigger PLUS

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  General terms supplement no. 25 dated December 22, 2015

•                  Prospectus supplement dated December 22, 2015

•                  Prospectus dated December 22, 2015

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your Trigger PLUS.

March 2017

March 2017
Registration Statement No. 333-198735 STRUCTURED INVESTMENTS Opportunities in U.S. Equities GS Finance Corp.

$6,860,500 Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020

Principal at Risk Securities

The Dual Directional Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your Trigger PLUS on the stated maturity date (April 3, 2020) is based on the performance of the S&P 500® Index as measured from the pricing date (March 31, 2017) to and including the valuation date (March 31, 2020).

At maturity, if the final index value (the index closing value on the valuation date) is greater than the initial index value of 2,362.72, the return on your Trigger PLUS will be positive and equal to the product of the leverage factor of 120% multiplied by the index percent change (the percentage change in the final index value from the initial index value), subject to the maximum payment of $12.50 per Trigger PLUS. If the final index value is equal to or less than the initial index value, but is greater than or equal to the trigger level of 75.00% of the initial index value, you will receive the principal amount of your Trigger PLUS plus the absolute value of the index percentage change (e.g., if the index percentage change is -10%, your return will be +10%). However, if the final index value is less than the trigger level, you will lose a significant portion of your investment.

At maturity, for each $10 principal amount of your Trigger PLUS, you will receive an amount in cash equal to:

•                  if the final index value is greater than the initial index value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 1.20 times (c) index percent change, subject to the maximum payment;

•                  if the final index value is equal to or less than the initial index value, but greater than or equal to the trigger level, the sum of (i) $10 plus (ii) the product of $10 times the absolute value of the index percent change; or

•                  if the final index value is less than the trigger level, the product of (i) $10 times (ii) the quotient of (a) the final index value divided by (b) the initial index value.

The Trigger PLUS are for investors who seek the potential to earn 120% of any positive return of the index, subject to the maximum payment at maturity, who seek a positive return for moderate decreases in the underlying index, are willing to forgo interest payments and are willing to risk losing their entire investment if the final index value is less than the trigger level.

FINAL TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	S&P 500® Index (Bloomberg symbol, “SPX Index”)
Aggregate principal amount:	$6,860,500
Pricing date:	March 31, 2017
Original issue date:	April 5, 2017
Valuation date:	March 31, 2020, subject to postponement
Stated maturity date:	April 3, 2020, subject to postponement
Stated principal amount/Original issue price:	$10 per Trigger PLUS / 100% of the principal amount
Estimated value:	Approximately $9.68
Payment at maturity:

If the final index value is greater than the initial index value,

$10 + leveraged upside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is equal to or less than the initial index value, but greater than or equal to the trigger level,

$10 + ($10 × the absolute index return)

If the final index value is less than the trigger level,

$10 × index performance factor

This amount will be less than the stated principal amount of $10, will represent a loss of more than 25.00% and could be zero.

Leveraged upside payment:	$10 × leverage factor × index percent change
Leverage factor:	120.00%
Maximum payment at maturity:	$12.50 per Trigger PLUS (125.00% of the stated principal amount)
Index percent change:	(final index value - initial index value) / initial index value

Absolute index return:	The absolute value of the index percent change. For example, a -10% index percent change will result in a +10% absolute index return.
Initial index value:	2,362.72, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	1,772.04, which is 75.00% of the initial index value
Index performance factor:	final index value / initial index value
CUSIP / ISIN:	36251V390 / US36251V3906
Listing:	The Trigger PLUS will not be listed on any securities exchange
Underwriter:	Goldman, Sachs & Co.

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We refer to the Trigger PLUS we are offering by this pricing supplement as the “offered Trigger PLUS” or the “Trigger PLUS”. Each of the Trigger PLUS has the terms described under “Final Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated December 22, 2015, for Medium-Term Notes, Series E, and references to the “accompanying general terms supplement no. 25” mean the accompanying general terms supplement no. 25, dated December 22, 2015, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The Trigger PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

Trigger Performance Leveraged Upside Securities

The Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 (the “Trigger PLUS”) can be used:

•                  As an alternative to direct exposure to the underlying index that enhances returns for a limited range of positive performance of the underlying index, subject to the maximum payment at maturity

•                  To obtain an unleveraged positive return for a limited range of negative performance of the underlying index

•                  To potentially outperform the underlying index with respect to moderate increases or moderate decreases in the underlying index from the initial index value to the final index value

However, you will not receive dividends on the stocks comprising the underlying index (the “underlying index stocks”) or any interest payments on your Trigger PLUS.

If the final index value is less than the trigger level, the Trigger PLUS are exposed on a 1:1 basis to the negative performance of the underlying index from the initial index value to the final index value.

Maturity:	Approximately 3 years
Payment at maturity:

•                  If the final index value is greater than the initial index value, $10 + leveraged upside payment, subject to the maximum payment at maturity. In no event will the payment at maturity exceed the maximum payment at maturity.

•                  If the final index value is equal to or less than the initial index value, but greater than or equal to the trigger level, $10 + ($10 x the absolute index return).

•                  If the final index value is less than the trigger level, $10 × index performance factor. This amount will be less than the stated principal amount of $10, will represent a loss of more than 25.00% and could be zero.

Leverage factor:	120% (applicable only if the final index value is greater than the initial index value)
Trigger level:	1,772.04, which is 75.00% of the initial index value

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Maximum payment at maturity:	$12.50 per Trigger PLUS (125.00% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Interest:	None
Redemption:	None. The Trigger PLUS will not be subject to redemption right or price dependent redemption right.

Key Investment Rationale

The Trigger PLUS offer leveraged exposure to a limited range of positive performance of the S&P 500® Index and 1-to-1 exposure to the absolute index return for a limited range of negative performance of the S&P 500® Index.  In exchange for enhanced performance of 120.00% of the appreciation of the underlying index and 1-to-1 exposure to the absolute index return for a limited range of negative performance of the underlying index, investors forgo interest and any performance above the maximum payment at maturity of $12.50 per Trigger PLUS. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment, subject to the maximum payment at maturity of $12.50 per Trigger PLUS. If the underlying index has not appreciated in value or has depreciated in value, but the final index value is greater than or equal to the trigger level of 75.00% of the initial index value, investors will receive the stated principal amount of their investment plus an unleveraged return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 25.00% return.  However, if the underlying index has depreciated in value and the final index value is less than the trigger level, investors will lose 1.00% for every 1.00% decline in the index value to the valuation date of the Trigger PLUS. Under these circumstances, the payment at maturity will be at least 25.00% less than the stated principal amount, will represent a loss of more than 25.00% and could be zero. Investors will not receive dividends on the underlying index stocks or any interest payments on the Trigger PLUS and investors may lose their entire initial investment in the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance

The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a limited range of positive performance. However, investors will not receive dividends on the underlying index stocks or any interest payments on the Trigger PLUS.

Absolute Return Feature

The Trigger PLUS enable investors to obtain an unleveraged positive return if the final index value is less than the initial index value but is greater than or equal to the trigger level of 75.00% of the initial index value.

Upside Scenario if the Underlying Index Appreciates

The underlying index increases in value. In this case, you receive a full return of principal as well as 120% of the increase in the value of the underlying index, subject to the maximum payment at maturity of $12.50 per Trigger PLUS (125.00% of the stated principal amount). For example, if the final index value is 5.00% greater than the initial index value, the Trigger PLUS will provide a total return of 6.00% at maturity.

Absolute Return Scenario

The final index value is less than or equal to the initial index value but is greater than or equal to the trigger level. In this case, you receive a 1% positive return on the Trigger PLUS for each 1% negative return of the underlying index. For example, if the final index value is 10.00% less than the initial index value, the Trigger PLUS will provide a total positive return of 10.00% at maturity. The maximum return you may receive in this scenario is a positive 25.00% return at maturity. In this case, you receive at least the stated principal amount of $10 at maturity even if the underlying index has depreciated.

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Downside Scenario

The underlying index declines in value and the final index value is less than the trigger level. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the underlying index to the valuation date of the Trigger PLUS. For example, if the final index value is 30.00% less than the initial index value, the Trigger PLUS will provide at maturity a loss of 30.00% of principal. In this case, you receive $7.00 per Trigger PLUS, or 70.00% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	120%
Trigger level:	75.00% of the initial index value
Maximum payment at maturity:	$12.50 per Trigger PLUS (125.00% of the stated principal amount)
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How it works

▪       Upside Scenario. If the final index value is greater than the initial index value, the investor would receive the $10 stated principal amount plus 120% of the appreciation of the underlying index from the pricing date to the valuation date of the Trigger PLUS, subject to the maximum payment at maturity. Under the terms of the Trigger PLUS, the investor will realize the maximum payment at maturity at a final index value of approximately 120.833% of the initial index value.

▪                 If the underlying index appreciates 5.00%, the investor would receive a 6.00% return, or $10.60 per Trigger PLUS.

▪                 If the underlying index appreciates 50.00%, the investor would receive only the maximum payment at maturity of $12.50 per Trigger PLUS, or 125.00% of the stated principal amount.

Absolute Return Scenario. If the final index value is equal to or less than the initial index value but is greater than or equal to the trigger level, the investor would receive a 1% positive return of the Trigger PLUS for each 1% negative return on the underlying index.

▪                 If the underlying index depreciates 10.00%, investors will receive a 10.00% return, or $11.00 per Trigger PLUS.

▪       Downside Scenario. If the final index value is less than the trigger level, the investor would receive an amount that is significantly less than the $10 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the underlying index. Under these circumstances, the payment at maturity will be at least 25.00% less than the stated principal amount per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS.

▪                 If the underlying index depreciates 30.00%, the investor would lose 30.00% of the investor’s principal and receive only $7.00 per Trigger PLUS at maturity, or 70.00% of the stated principal amount.

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical index closing values on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final index values that are entirely hypothetical; the index closing value on any day throughout the life of the Trigger PLUS, including the final index value on the valuation date, cannot be predicted. The underlying index has been highly volatile in the past — meaning that the index closing value has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered Trigger PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your Trigger PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your Trigger PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Terms and Assumptions

Stated principal amount	$10

Leverage factor	120.00%

Trigger level	75.00% of the initial index value

Maximum payment at maturity	$12.50 per Trigger PLUS

Neither a market disruption event nor a non-index business day occurs on the originally scheduled valuation date

No change in or affecting any of the underlying index stocks or the method by which the underlying index publisher calculates the underlying index

Trigger PLUS purchased on original issue date at the stated principal amount and held to the stated maturity date

For these reasons, the actual performance of the underlying index over the life of your Trigger PLUS, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this pricing supplement. For information about the historical values of the underlying index during recent periods, see “The Underlying Index — Historical Index Closing Values” below. Before investing in the offered Trigger PLUS, you should consult publicly available information to determine the values of the underlying index between the date of this pricing supplement and the date of your purchase of the offered Trigger PLUS.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Trigger PLUS, tax liabilities could affect the after-tax rate of return on your Trigger PLUS to a comparatively greater extent than the after-tax return on the underlying index stocks.

The values in the left column of the table below represent hypothetical final index values and are expressed as percentages of the initial index value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value, and are expressed as percentages of the stated principal amount of a Trigger PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered Trigger PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a Trigger PLUS, based on the corresponding hypothetical final index value and the assumptions noted above.

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	125.000%
125.000%	125.000%
120.833%	125.000%
110.000%	112.000%
105.000%	106.000%
103.000%	103.600%
100.000%	100.000%
95.000%	105.000%
90.000%	110.000%
75.000%	125.000%
74.999%	74.999%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

If, for example, the final index value were determined to be 25.000% of the initial index value, the payment at maturity that we would deliver on your Trigger PLUS at maturity would be 25.000% of the stated principal amount of your Trigger PLUS, as shown in the table above. As a result, if you purchased your Trigger PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your Trigger PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final index value were determined to be zero, you would lose your entire investment in the Trigger PLUS. If the final index value level were determined to be 95.000% of the initial index value, the absolute index return would be 5.000% and the payment at maturity that we would deliver on your Trigger PLUS would be 105.000% of the stated principal amount of your Trigger PLUS, as shown in the table above. In addition, if the final index value were determined to be 150.000% of the initial index value, the payment at maturity that we would deliver on your Trigger PLUS at maturity would be limited to the maximum payment at maturity, or 125.000% of each $10 principal amount of your Trigger PLUS, as shown in the table above. As a result, if you held your Trigger PLUS to the stated maturity date, you would not benefit from any increase in the final index value of greater than approximately 120.833% of the initial index value.

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your Trigger PLUS on the stated maturity date or at any other time, including any time you may wish to sell your Trigger PLUS, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered Trigger PLUS. The hypothetical payments at maturity on Trigger PLUS held to the stated maturity date in the examples above assume you purchased your Trigger PLUS at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your Trigger PLUS. The return on your investment (whether positive or negative) in your Trigger PLUS will be affected by the amount you pay for your Trigger PLUS. If you purchase your Trigger PLUS for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors” below.

Payments on the Trigger PLUS are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the Trigger PLUS are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the Trigger PLUS or the U.S. federal income tax treatment of the Trigger PLUS, as described elsewhere in this pricing supplement.

We cannot predict the actual final index value or what the market value of your Trigger PLUS will be on any particular index business day, nor can we predict the relationship between the index closing value and the market value of your Trigger PLUS at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered Trigger PLUS will depend on the actual final index value determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your Trigger PLUS, if any, on the stated maturity date may be very different from the information reflected in the examples above.

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in your Trigger PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 25. You should carefully review these risks and considerations as well as the terms of the Trigger PLUS described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 25. Your Trigger PLUS are a riskier investment than ordinary debt securities. Also, your Trigger PLUS are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your Trigger PLUS are linked. You should carefully consider whether the offered Trigger PLUS are suited to your particular circumstances.

Your Trigger PLUS Do Not Bear Interest

You will not receive any interest payments on your Trigger PLUS. As a result, even if the payment at maturity payable for your Trigger PLUS on the stated maturity date exceeds the stated principal amount of your Trigger PLUS, the overall return you earn on your Trigger PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the Trigger PLUS

You can lose your entire investment in the Trigger PLUS. The cash payment on your Trigger PLUS, if any, on the stated maturity date will be based on the performance of the S&P 500® Index as measured from the initial index value to the index closing value on the valuation date. If the final index value is less than the trigger level, you will lose 1.00% of the stated principal amount of your Trigger PLUS for every 1.00% decline in the index value over the term of the Trigger PLUS. Thus, you may lose your entire investment in the Trigger PLUS.

Also, the market price of your Trigger PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your Trigger PLUS. Consequently, if you sell your Trigger PLUS before the stated maturity date, you may receive far less than the amount of your investment in the Trigger PLUS.

The Trigger PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the Trigger PLUS will be based on the performance of the underlying index, the payment of any amount due on the Trigger PLUS is subject to the credit risk of GS Finance Corp., as issuer of the Trigger PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the Trigger PLUS. The Trigger PLUS are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the Trigger PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the Trigger PLUS, to pay all amounts due on the Trigger PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 33 of the accompanying prospectus.

The Potential for the Value of Your Trigger PLUS to Increase Will Be Limited

Your ability to participate in any positive change in the value of the underlying index over the life of your Trigger PLUS will be limited because of the maximum payment at maturity of $12.50 per Trigger PLUS (125.00% of the stated principal amount). The maximum payment at maturity will limit the payment at maturity you may receive for each of your Trigger PLUS, no matter how much the value of the underlying index may rise over the life of your Trigger PLUS. Although the leverage factor provides 120.00%

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 125.00% of the stated principal amount per Trigger PLUS, any increase in the final index value over the initial index value by more than approximately 20.833% of the initial index value will not further increase the return on the Trigger PLUS. Accordingly, the amount payable for each of your Trigger PLUS may be significantly less than it would have been had you invested directly in the underlying index. In addition, if the final index value is less than the initial index value but greater than or equal to the trigger level, the payment at maturity for each Trigger PLUS will be equal to the stated principal amount plus the product of the stated principal amount times the absolute index return. You will benefit from the absolute index return only if the final index value is less than the initial index value but greater than or equal to the trigger level.  Therefore, if the index percent change is negative, the amount you may receive at maturity will not exceed $12.50 for each Trigger PLUS.

The Return on Your Trigger PLUS May Change Significantly Despite Only a Small Change in the Value of the Underlying Index

If the final index value is less than the trigger level, you will receive less than the stated principal amount of your Trigger PLUS and you could lose all or a substantial portion of your investment in the Trigger PLUS.  This means that while a 25.00% drop between the initial index value and the final index value will not result in a loss of principal on the Trigger PLUS, a decrease in the final index value to less than 75.00% of the initial index value will result in a loss of a significant portion of the stated principal amount of the Trigger PLUS despite only a small change in the value of the underlying index.

The Return on Your Trigger PLUS Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

We refer to the stocks that are included in the underlying index as underlying index stocks. The underlying index publisher calculates the level of the underlying index by reference to the prices of its underlying index stocks, without taking account of the value of dividends paid on those stocks. Therefore, the return on your Trigger PLUS will not reflect the return you would realize if you actually owned the underlying index stocks and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the underlying index stocks by the underlying index stock issuer. See “—Investing in the Trigger PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

The Estimated Value of Your Trigger PLUS At the Time the Terms of Your Trigger PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Trigger PLUS

The original issue price for your Trigger PLUS exceeds the estimated value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your Trigger PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your Trigger PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your Trigger PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Trigger PLUS”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Trigger PLUS”. Thereafter, if GS&Co. buys or sells your Trigger PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your Trigger PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured Trigger PLUS.

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

In estimating the value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your Trigger PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Trigger PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Trigger PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Trigger PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the Trigger PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your Trigger PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your Trigger PLUS.

In addition to the factors discussed above, the value and quoted price of your Trigger PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the Trigger PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your Trigger PLUS, including the price you may receive for your Trigger PLUS in any market making transaction. To the extent that GS&Co. makes a market in the Trigger PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured Trigger PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your Trigger PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Trigger PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your Trigger PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the Trigger PLUS. See “— Your Trigger PLUS May Not Have an Active Trading Market” below.

The Amount Payable on Your Trigger PLUS Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date

The final index value will be based on the index closing value on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the index closing value dropped precipitously on the valuation date, the payment at maturity for your Trigger PLUS may be significantly less than it would have been had the payment at maturity been linked to the index closing value prior to such drop in the value of the underlying index. Although the actual value of the underlying index on the stated maturity date or at other times during the life of your Trigger PLUS may be higher than the final index value, you will not benefit from the index closing value at any time other than on the valuation date.

The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your Trigger PLUS, we mean the value that you could receive for your Trigger PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your Trigger PLUS, including:

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

•                  the value of the underlying index;

•                  the volatility – i.e., the frequency and magnitude of changes – in the index closing value of the underlying index;

•                  the dividend rates of the underlying index stocks;

•                  economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlying index stocks, and which may affect the index closing value of the underlying index;

•                  interest rates and yield rates in the market;

•                  the time remaining until your Trigger PLUS mature; and

•                  our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your Trigger PLUS before maturity, including the price you may receive for your Trigger PLUS in any market making transaction. If you sell your Trigger PLUS before maturity, you may receive less than the principal amount of your Trigger PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered Trigger PLUS or the payment at maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this pricing supplement.

Your Trigger PLUS May Not Have an Active Trading Market

Your Trigger PLUS will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your Trigger PLUS. Even if a secondary market for your Trigger PLUS develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Trigger PLUS in any secondary market could be substantial.

If the Value of the Underlying Index Changes, the Market Value of Your Trigger PLUS May Not Change in the Same Manner

The price of your Trigger PLUS may move quite differently than the performance of the underlying index. Changes in the value of the underlying index may not result in a comparable change in the market value of your Trigger PLUS. Even if the value of the underlying index increases above the initial index value during some portion of the life of the Trigger PLUS, the market value of your Trigger PLUS may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Trigger PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Trigger PLUS

Goldman Sachs expects to hedge our obligations under the Trigger PLUS by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying index. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying index or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your Trigger PLUS. Alternatively, Goldman Sachs may hedge all or part of our obligations under the Trigger PLUS with unaffiliated distributors of the Trigger PLUS which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the value of the underlying index or the underlying index stocks, as applicable.

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the Trigger PLUS or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the Trigger PLUS; hedging the exposure of Goldman Sachs to the Trigger PLUS including any interest in the Trigger PLUS that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the Trigger PLUS.

Any of these hedging or other activities may adversely affect the value of the underlying index — directly or indirectly by affecting the value of the underlying index stocks — and therefore the market value of your Trigger PLUS and the amount we will pay on your Trigger PLUS, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Trigger PLUS. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Trigger PLUS, and may receive substantial returns on hedging or other activities while the value of your Trigger PLUS declines. In addition, if the distributor from which you purchase Trigger PLUS is to conduct hedging activities in connection with the Trigger PLUS, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the Trigger PLUS to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the Trigger PLUS to you in addition to the compensation they would receive for the sale of the Trigger PLUS.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Trigger PLUS

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your Trigger PLUS, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the Trigger PLUS.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your Trigger PLUS, or similar or linked to the underlying index or underlying index stocks. Investors in the Trigger PLUS should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the Trigger PLUS for liquidity, research coverage or otherwise.

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the Trigger PLUS

The policies of the underlying index publisher concerning the calculation of the value of the underlying index, additions, deletions or substitutions of underlying index stocks comprising the underlying index and the manner in which changes affecting the underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of the underlying index, could affect the value of the underlying index and, therefore, the payment at maturity and the market value of your Trigger PLUS before the stated maturity date. The payment at maturity and the market value of your Trigger PLUS could also be affected if the underlying index publisher changes these policies, for example, by changing the manner in which it calculates the underlying index value or if the underlying index publisher discontinues or suspends calculation or publication of the value of the underlying index, in which case it may become difficult to determine the market value of your Trigger PLUS. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index closing value of the underlying index on any such date — and thus the payment at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the underlying index value on any index business day or the valuation date and the payment at maturity more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlying” and “— Role of Calculation Agent” on page S-28 of the accompanying general terms supplement no. 25.

Investing in the Trigger PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your Trigger PLUS is not equivalent to investing in the underlying index and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your Trigger PLUS will have any rights with respect to the underlying index stocks, including voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your Trigger PLUS will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Trigger PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the Trigger PLUS subsequent to the date of this pricing supplement. The issue price of the Trigger PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Trigger PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Trigger PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Trigger PLUS Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the Trigger PLUS. If you purchase Trigger PLUS at a price that differs from the stated principal amount of the Trigger PLUS, then the return on your investment in such Trigger PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on Trigger PLUS purchased at stated principal amount. If you purchase your Trigger PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the Trigger PLUS will be lower than it would have been had you purchased the Trigger PLUS at stated principal amount or a discount to stated principal amount.

Your Trigger PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your Trigger PLUS that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your Trigger PLUS. Among other things, the Internal Revenue

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Trigger PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Trigger PLUS. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-96 of the accompanying general terms supplement no. 25. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the Trigger PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-96 of the accompanying general terms supplement no. 25 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

United States Alien Holders Should Consider the Withholding Tax Implications of Owning the Trigger PLUS

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange or maturity of the Trigger PLUS, could be collected via withholding. If these regulations were to apply to the Trigger PLUS, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying index during the term of the Trigger PLUS. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the Trigger PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2018, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your Trigger PLUS, your Trigger PLUS will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your Trigger PLUS for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Trigger PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Trigger PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your Trigger PLUS.

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Underlying Index

The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by S&P Dow Jones Indices LLC.

As of March 8, 2017, the 500 companies included in the S&P 500® Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (12.12%), Consumer Staples (9.36%), Energy (6.47%), Financials (14.90%), Health Care (14.11%), Industrials (10.16%), Information Technology (21.73%), Materials (2.82%), Real Estate (2.81%), Telecommunication Services (2.40%) and Utilities (3.11%). (Sector designations are determined by the underlying index publisher using criteria it has selected or developed. Index publishers may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indexes with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indexes.)

In addition to the criteria for addition to the underlying index set forth in the accompanying general terms supplement no. 25, a company must have a primary listing of its common stock on the NYSE, NYSE Arca, NYSE MKT, NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Bats BZX, Bats BYX, Bats EDGA or Bats EDGX. Effective March 10, 2017, company additions to the underlier should have an unadjusted company market capitalization of $6.1 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $5.3 billion or more).

The above information supplements the description of the underlying index found in the accompanying general terms supplement no. 25. This information was derived from information prepared by the underlying index publisher, however, the percentages we have listed above are approximate and may not match the information available on the underlying index publisher’s website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underlyings — S&P 500® Index” on page S-42 of the accompanying general terms supplement no. 25.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s Trigger PLUS are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such Trigger PLUS.

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Index Closing Values

The index closing value has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the index closing value during any period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your Trigger PLUS.

You should not take the historical index closing values as an indication of the future performance of the underlying index. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in your receiving an amount greater than the outstanding principal amount of your Trigger PLUS on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the offered Trigger PLUS, you should consult publicly available information to determine the values of the underlying index between the date of this pricing supplement and the date of your purchase of the offered Trigger PLUS. The actual performance of the underlying index over the life of the offered Trigger PLUS, as well as the payment at maturity, if any, may bear little relation to the historical index closing values shown below.

The table below shows the high, low and period end index closing values of the S&P 500® Index for each of the four calendar quarters in 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016 and the first calendar quarter of 2017. We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Index Closing Values of the Underlying Index

	High	Low	Period End
2007
Quarter ended March 31	1,459.68	1,374.12	1,420.86
Quarter ended June 30	1,539.18	1,424.55	1,503.35
Quarter ended September 30	1,553.08	1,406.70	1,526.75
Quarter ended December 31	1,565.15	1,407.22	1,468.36
2008
Quarter ended March 31	1,447.16	1,273.37	1,322.70
Quarter ended June 30	1,426.63	1,278.38	1,280.00
Quarter ended September 30	1,305.32	1,106.39	1,166.36
Quarter ended December 31	1,161.06	752.44	903.25
2009
Quarter ended March 31	934.70	676.53	797.87
Quarter ended June 30	946.21	811.08	919.32
Quarter ended September 30	1,071.66	879.13	1,057.08
Quarter ended December 31	1,127.78	1,025.21	1,115.10
2010
Quarter ended March 31	1,174.17	1,056.74	1,169.43
Quarter ended June 30	1,217.28	1,030.71	1,030.71
Quarter ended September 30	1,148.67	1,022.58	1,141.20
Quarter ended December 31	1,259.78	1,137.03	1,257.64
2011
Quarter ended March 31	1,343.01	1,256.88	1,325.83
Quarter ended June 30	1,363.61	1,265.42	1,320.64
Quarter ended September 30	1,353.22	1,119.46	1,131.42
Quarter ended December 31	1,285.09	1,099.23	1,257.60
2012
Quarter ended March 31	1,416.51	1,277.06	1,408.47
Quarter ended June 30	1,419.04	1,278.04	1,362.16
Quarter ended September 30	1,465.77	1,334.76	1,440.67
Quarter ended December 31	1,461.40	1,353.33	1,426.19

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

	High	Low	Period End
2013
Quarter ended March 31	1,569.19	1,457.15	1,569.19
Quarter ended June 30	1,669.16	1,541.61	1,606.28
Quarter ended September 30	1,725.52	1,614.08	1,681.55
Quarter ended December 31	1,848.36	1,655.45	1,848.36
2014
Quarter ended March 31	1,878.04	1,741.89	1,872.34
Quarter ended June 30	1,962.87	1,815.69	1,960.23
Quarter ended September 30	2,011.36	1,909.57	1,972.29
Quarter ended December 31	2,090.57	1,862.49	2,058.90
2015
Quarter ended March 31	2,117.39	1,992.67	2,067.89
Quarter ended June 30	2,130.82	2,057.64	2,063.11
Quarter ended September 30	2,128.28	1,867.61	1,920.03
Quarter ended December 31	2,109.79	1,923.82	2,043.94
2016
Quarter ended March 31	2,063.95	1,829.08	2,059.74
Quarter ended June 30	2,119.12	2,000.54	2,098.86
Quarter ended September 30	2,190.15	2,088.55	2,168.27
Quarter ended December 31	2,271.72	2,085.18	2,238.83
2017
Quarter ended March 31	2,395.96	2,257.83	2,362.72

The graph below shows the daily historical index closing values from January 1, 2007 through March 31, 2017. We obtained the index closing values in the graph below from Bloomberg Financial Services, without independent verification.

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the Trigger PLUS

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-17 of the accompanying general terms supplement no. 25. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 25.

Please read this information in conjunction with the final terms on the front cover of this pricing supplement.

Additional Provisions:
Underlying index publisher:	S&P Dow Jones Indices LLC
Denominations:	$10 and integral multiples of $10 in excess thereof
Interest:	None
Postponement of stated maturity date:	As described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-17 of the accompanying general terms supplement no. 25
Postponement of valuation date:	As described under “Supplemental Terms of the Notes – Valuation Date” on page S-18 of the accompanying general terms supplement no. 25
Specified currency:	U.S. dollars (“$”)
Index closing value:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Value” on page S-33 of the accompanying general terms supplement no. 25
Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-32 of the accompanying general terms supplement no. 25
Index business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Underlying Business Day” on page S-32 of the accompanying general terms supplement no. 25
FDIC:	The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Tax considerations:

You will be obligated pursuant to the terms of the Trigger PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each Trigger PLUS for all tax purposes as a pre-paid derivative contract in respect of the underlying index, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-96 of the accompanying general terms supplement no. 25. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your Trigger PLUS, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your Trigger PLUS. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the Trigger PLUS will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the Trigger PLUS made before January 1, 2019.

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-95 of the accompanying general terms supplement no. 25
ERISA:	As described under “Employee Retirement Income Security Act” on page S-103 of the accompanying general terms supplement no. 25
Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-104 of the accompanying general terms supplement no. 25 and “Plan of Distribution — Conflicts of Interest” on page 78 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered Trigger PLUS specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the Trigger PLUS to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.30, or 3.00% of the principal amount, for each Trigger PLUS it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.50% of the principal amount, for each Trigger PLUS as a structuring fee. Goldman, Sachs & Co. will receive an underwriting discount of $0.0175, or 0.175% of the principal amount, for each Trigger PLUS. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of Trigger PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of Trigger PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell Trigger PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the Trigger PLUS against payment therefor in New York, New York on April 5, 2017, which is the third scheduled business day following the date of this pricing supplement and of the pricing of the Trigger PLUS.

We have been advised by GS&Co. that it intends to make a market in the Trigger PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

About Your Trigger PLUS:

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with the following such documents:

March 2017

GS Finance Corp. Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

•                  General terms supplement no. 25 dated December 22, 2015

•                  Prospectus supplement dated December 22, 2015

•                  Prospectus dated December 22, 2015

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your Trigger PLUS.

Validity of the Trigger PLUS and Guarantee:

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the Trigger PLUS offered by this pricing supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this prospectus supplement has been executed and issued by The Goldman Sachs Group, Inc., and such Trigger PLUS have been authenticated by the trustee pursuant to the indenture, and such Trigger PLUS and the guarantee have been delivered against payment as contemplated herein, (a) such Trigger PLUS will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 26, 2015, which has been filed as an exhibit to a Current Report on Form 8-K, dated February 26, 2015, filed by The Goldman Sachs Group, Inc. on February 26, 2015.

March 2017

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 25, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 25, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the Trigger PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 25, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$6,860,500

GS Finance Corp.

Dual Directional Trigger PLUS Based on the Value of the S&P 500® Index due April 3, 2020

Principal at Risk Securities

Goldman, Sachs & Co.